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                          DAUPHIN DEPOSIT CORPORATION
                                                                    EXHIBIT (21)

Subsidiaries

  The Registrant has ten subsidiaries, Dauphin Deposit Bank and Trust Company; Farmers Bank and Trust Company of Hanover; Farmers Bank, a Federal Savings Bank; Dauphin Life Insurance Company; Dauphin Investment Company; Financial Realty, Inc.; Hopper Soliday & Co., Inc.; Reliance Consumer Discount Company; Farmers Mortgage Company and FARMCO Realty, Inc.

  Dauphin Deposit Bank and Trust Company, a bank and trust company chartered under the Pennsylvania Banking Code of 1965, as amended, is engaged in the commercial and retail banking and trust business.

  Farmers Bank and Trust Company of Hanover, a bank and trust company chartered under the Pennsylvania Banking Code of 1965, as amended, is engaged in the commercial and retail banking and trust business.

  Farmers Bank, a Federal Savings Bank, a federally chartered capital stock savings bank, is engaged in the commercial and retail banking business. Effective February 1, 1994 the Corporation sold 100% of the issued and outstanding stock of this subsidiary.

  Dauphin Life Insurance Company, incorporated under the laws of Arizona, reinsures credit life, health and accident insurance directly related to extensions of credit by the Banks.

  Dauphin Investment Company, incorporated under the laws of Delaware, is engaged in investment of securities and the maintenance of said investments for its own account.

  Financial Realty, Inc., incorporated under the laws of Delaware, is engaged in the leasing of certain bank buildings to Dauphin Bank.

  Hopper Soliday & Co., Inc., incorporated under the laws of Delaware, is engaged in municipal finance, institutional sales, financial advisory and other general securities businesses permitted for bank holding companies and their non-bank subsidiaries.

  Reliance Consumer Discount Company, incorporated under the laws of Pennsylvania, was sold in October 1992 and is no longer an operating subsidiary.

  Farmers Mortgage Company, incorporated under the laws of Pennsylvania, makes and acquires loans and other extensions of credit secured by real estate mortgages and deeds of trust.

  FARMCO Realty, Inc., incorporated under the laws of Pennsylvania, is a real estate holding company which holds property leased to Farmers Bank for its branch office locations.

  In addition to the above, Dauphin Bank has two subsidiaries, Financial Land Corporation and Financial Mineral Corporation, both of which were incorporated under the laws of Pennsylvania for the purpose of holding assets acquired in loan liquidations.
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